Exhibit 4.1.1

FIRST AMENDMENT TO NOTE AND SECURITY AGREEMENT

     This First Amendment dated as of September 30, 2004 (the or this “First Amendment”) to the Note and Security Agreement dated as of December 31, 2003 (the “Note Agreement”) is between ORBIMAGE INC., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this First Amendment (collectively, the “Noteholders”).

RECITALS:

     A. The Company and the Noteholders have heretofore entered into the Note Agreement, and the Company has heretofore issued its Senior Notes due 2008 (the “Notes”) pursuant to the Note Agreement.

     B. The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth (the “Amendments”).

     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.

     D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

     NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 2.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1. AMENDMENTS.

     1.1. Section 1.1 of the Note Agreement shall be amended as follows:

(a)	amend the following definitions as described below:

     “Unrestricted Cash”:

•	delete the “ and” immediately prior to the “(iii)” and insert in its place “,”; and

•	delete the final “.” at the end of the paragraph and insert in its place the following:

“, (iv) after the execution and delivery of the NextView Contract, $45,000,000 and (v) an amount equal to the aggregate gross proceeds received by the Company and reflected on such balance sheet from each of (i) the Equity Financing and (ii) the issuance of the Additional Senior Subordinated Indebtedness.”; and

     "Change of Control”:

•	at the end of subparagraph (i), delete the “.” and insert in its place “, provided that the Equity Financing shall not be deemed to constitute a Change of Control;”; and

(b)	add the following definitions in alphabetical order:

"Additional Senior Subordinated Indebtedness” means $155,000,000 aggregate principal amount of Indebtedness of the Company issued in one or more transactions in connection with the execution and delivery of the NextView Contract, provided that (i) the Notes rank at least pari passu with such Additional Senior Subordinated Indebtedness and (ii) the Additional Senior Subordinated Indebtedness does not provide for any mandatory redemption or any other scheduled repayments or prepayments of principal, and does not have a stated maturity date, prior to the Stated Maturity.

"Equity Financing” means the issuance and sale in connection with the execution and delivery of the NextView Contract, in one or more transactions, of 6,500,000 shares of Common Stock at a price of $10 per share, and in connection with such issuance and sale, the grant to certain purchasers of such shares of Common Stock of 7,500,000 warrants, maturing five years from the date of issuance, each to purchase one share of Common Stock per warrant at a price of $10 per share.

"NextView Contract” means one or more agreements to be entered into between the U.S. government and the Company under the U.S. government’s NextView Second Vendor program pursuant to which (i) the Company will agree to develop, manufacture and launch the OrbView-5 satellite, and the U.S. government will share the costs of such development, manufacturing and launch in an amount up to approximately $237.4 million, and (ii) the U.S. government will agree to purchase images from the Company over a period of approximately two years following the launch of the OrbView-5 satellite for an aggregate amount of approximately $196 million.

     1.2. Section 5.12 of the Note Agreement shall be amended as follows:

     (a) insert the following new subsection (d) after current subsection (c):

     "(d) the Additional Senior Subordinated Indebtedness;”;

     (b) renumber current subsection (d) as subsection (e);

     (c) renumber current subsection (e) as subsection (f);

     (d) renumber current subsection (f) as subsection (g) and change the reference to “this clause (f)” to “this clause (g)”;

     (e) renumber current subsection (g) as subsection (h);

     (f) renumber current subsection (h) as subsection (i);

     (g) renumber current subsection (i) as subsection (j); and

     (h) renumber current subsection (j) as subsection (k) and change the reference to “clauses (b) through (i)” to “clauses (b) through (j)”.

     1.3. Section 5.21 of the Note Agreement shall be amended as follows:

     (a) insert “ (i)” in the final sentence following “provided that”; and

     (b) delete the final “.” and insert in its place the following:

“ or (ii) such Capital Expenditures are made in connection with the Company’s performance under the NextView Contract.”

SECTION 2. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

     2.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

     (a) executed counterparts of this First Amendment, duly executed by the Company and the Majority Holders, shall have been delivered to the Noteholders;

     (b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by an Officer’s Certificate;

     (c) the Company and the trustee under the indenture governing the Senior Subordinated Notes shall have entered into a supplemental indenture implementing the proposed amendments to such indenture set forth in the Consent Solicitation Statement of the Company dated September 7, 2004;

     (d) the NextView Contract (as defined in the proposed amendment set forth in Section 1.1(b) hereof) shall have been executed and delivered by each of the Company and the U.S. government and shall be in full force and effect; and

     (e) the Company shall have issued to each Noteholder, as consideration for such Noteholder’s consent to the Amendments, additional Notes in an aggregate principal amount equal to $20 for each $1,000 principal amount of Notes held by such Noteholder in respect of which such Noteholder has consented to the Amendments;

     Upon occurrence of all of the foregoing, this First Amendment shall become effective.

SECTION 3. MISCELLANEOUS.

     3.1. This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

     3.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

     3.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     3.4. This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

     3.5. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

ORBIMAGE INC.
By:
Name:
Title:

Accepted and Agreed to: HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.
By:
Name:
Title:

Accepted and Agreed to: REDWOOD MASTER FUND, LTD.
By:
Name:
Title:

Accepted and Agreed to: TRIAGE OFFSHORE FUND, LTD.
By:
Name:
Title:

Accepted and Agreed to: TRIAGE CAPITAL MANAGEMENT
By:
Name:
Title:

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